US SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549

               STATEMENT OF CHANGES IN BENEFICIAL
OWNERSHIP
  Filed pursuant to Section 16(a) of the Securities Exchange Act of
   1934, Section 17(a) of the Public Utility Holding Comapny Act of 1935 or
          Section 30(f) of the Investment Comapny Act of 1940

___ Check here if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See section 1(b).

1. Name and Address of
   Reporting Person:        Schmidt, William M
                            5275 SE Sweetbrier Terrace
                          Hobe Sound, FL 33455

2. Issuer name and Ticker
   or Trading Symbol:       SAF T LOK INCORPORATED   (LOCK)

3. IRS or Social Security
   number of person
   reporting (voluntary):

4. Statement for Month/Year: 7/97

5. If amendment, date of
   Original (Mo/Yr):         N/A
6. Relationship of Reporting
   Person to Issuer
   (Check all that applies): _X_ Director
                             _X_ Officer (give Title: __ Chairman __ )
                             ___ 10% Owner
                             _X_ Other (Specify) ____V.P.____________________


     Table I. Non-derivative Securities Acquired, Disposed of, or Beneficially owned

Title of      Transaction  Transaction     Securities Acquired (A)    Amount of Securites  Ownership Form  Nature
of
Security      Date         Code            or Disposed of (D)         Beneficially owned   Direct(D) or
Indirect
                                                                      at end of Month.     Indirect (I)    Beneficial
                           Ownership Code    V       Amount    A or D   Price
________      ___________  ____    ____    _______   ______   ______  ___________________  _____________
_____________________
Common Stock  7/1           S                900     D        2.03                           D
N/A
Common Stock  7/3           S              3,600     D        2.00                        D               N/A
Total                                      4,500                    213,896



Signature of Reporting Person : // William M Schmidt       Date:  8-04-97
                                -------------------             -------